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                                                                     EXHIBIT 5.1

                 [LETTERHEAD OF LATHAM & WATKINS APPEARS HERE]


                               September 29, 1998


Triton PCS, Inc.
375 Technology Drive
Malvern, PA  19355

        Re:  Triton PCS, Inc.
             Registration Statement on
             Form S-4 (File No. 333-57715)
             -----------------------------

Ladies and Gentlemen:

          In connection with the registration of $511,989,000 aggregate principal amount of 11% Senior Subordinated Discount Notes due 2008 (the "Exchange Notes") under the Securities Act of 1933, as amended (the "Act"), by Triton PCS, Inc., a Delaware corporation (the "Company"), and the related guarantees (the "Guarantees") of the Exchange Notes issued by subsidiaries (the "Guarantors") of the Company on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 25, 1998 (File No. 333-57715), as amended by Amendment No. 1 filed with the Commission on September 3, 1998, by Amendment No. 2 filed with the Commission on September 25, 1998 and by Amendment No. 3 filed with the Commission on September 29, 1998 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 4, 1998, among the Company, the Guarantors and PNC Bank, National Association, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 11%

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Triton PCS, Inc.
September 29, 1998
Page 2

Senior Subordinated Discount Notes due 2008 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto.

          In our capacity as counsel in connection with such registration, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization of the Exchange Notes and the Guarantees and proceedings proposed to be taken in connection with the issuance of the Exchange Notes and the Guarantees, respectively, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the state of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion that upon issuance thereof in the manner described in the Registration Statement:

                1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the company in exchange for the Old Notes in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                2. Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantors, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Exchange Notes by or on behalf of the Company, will be legally valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.

                The opinions rendered in paragraphs 1 and 2 are subject to the following exceptions, limitations and qualifications: (i) the effect of
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Triton PCS, Inc.
September 29, 1998
Page 3

bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, including, without limitation, whether acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

          To the extent that the obligations of the Company and the Guarantors under the Indenture, the Exchange Notes and the Guarantees, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture; (c) is duly qualified to engage in the activities contemplated by the Indenture; and (d) has duly authorized, executed and delivered the Indenture; (ii) the Indenture is the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations. We have also assumed, with your consent, that the choice of law provisions in the Indenture would be enforced by any court in which enforcement thereof might be sought.

          We have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company and the Guarantors under the Indenture, the Exchange Notes and the Guarantees, as applicable, of Sections 547 and 548 of the Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor & Creditor Law) relating to preferences and fraudulent transfers and obligations.

          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                         Very truly yours,


                                         /s/ Latham & Watkins